Exhibit 5.3
June 18, 2008
Energy Conversion Devices, Inc.
2956 Waterview Drive
Rochester Hills, Michigan 48309
Re: 3,444,975 Shares of Common Stock of Energy Conversion Devices, Inc.
Ladies and Gentlemen:
     We are acting as counsel to Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), in connection with (A) the registration by the Company under the Securities Act of 1933 (the “Act”) of 3,444,975 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share pursuant to the Registration Statement on Form S-3 (File No. 333-131886) filed with the Securities and Exchange Commission on February 15, 2006, (ii) the loan of the Shares by the Company to Credit Suisse International (“CSI”), acting through Credit Suisse Securities (USA) LLC. (“CS”), as Borrowing Agent, pursuant to the Share Lending Agreement, dated June 18, 2008 (the “Share Lending Agreement”), between the Company, CSI, as Borrower, and CS, as Borrowing Agent and Collateral Agent, and (iii) the distribution of the Shares pursuant to the Underwriting Agreement, dated June 18, 2008 (the “Underwriting Agreement” and, together with the Share Lending Agreement, the “Company Agreements”), among the Company, CSI and CS, as Underwriter (the “Underwriter”).
     We have assumed further that the certificates for the Shares conform to the specimen incorporated by reference as an exhibit to the Registration Statement and have been duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, we are of the opinion that when as and if all prospectus supplements required by applicable law have been delivered and filed as required by such laws, then, the Shares, when duly issued, and delivered to CSI pursuant to the terms of the Company Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

     We are members of the bars of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion as Exhibit 5.3 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the offering of the Shares and related transactions. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ COVINGTON & BURLING LLP

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